       As filed with the Securities and Exchange Commission on January 4, 1999

                                   Registration No. 33-38752

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                          ---------------------------------

                            POST-EFFECTIVE AMENDMENT NO. 4
                                          TO
                           FORM S-8 REGISTRATION STATEMENT
                           UNDER THE SECURITIES ACT OF 1933

                          ---------------------------------

                               RIO HOTEL & CASINO, INC.
                (Exact Name of Registrant as Specified in Its Charter)

                  Nevada                                95-3671082
         (State of Incorporation)          (I.R.S. Employer Identification No.)

                          ---------------------------------

                                   1023 Cherry Road
                               Memphis, Tennessee 38117
                                    (901) 762-8600
             (Address, Including Zip Code and Telephone Number, Including
               Area Code, of Registrant's Principal Executive Offices)

                          ---------------------------------

                               RIO HOTEL & CASINO, INC.
                           NON-STATUTORY STOCK OPTION PLAN
                            AS AMENDED SEPTEMBER 5, 1991,
                            AS AMENDED FEBRUARY 28, 1992,
                             AND AS AMENDED JUNE 22, 1993
                               (Full Title of the Plan)

                          ---------------------------------

                              E. O. Robinson, Jr., Esq.
                         Senior Vice President and Secretary
                               Rio Hotel & Casino, Inc.
                                   1023 Cherry Road
                              Memphis, Tennessee  38117
                                    (901) 762-8600
              (Name, Address and Telephone Number, Including Area Code,
                                of Agent for Service)

                               RIO HOTEL & CASINO, INC.

                      Termination of Registration Statement and
                             Deregistration of Securities

          On January 1, 1999, pursuant to that certain Agreement and Plan of Merger, dated as of August 9, 1998 and amended as of September 4, 1998, by and among Harrah's Entertainment, Inc., a Delaware corporation ("Harrah's"), HEI Acquisition Corp. III, a Nevada corporation and a direct, wholly-owned subsidiary of Harrah's ("HEI"), and Rio Hotel & Casino, Inc., a Nevada corporation (the "Company"), HEI merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. In connection with the Merger, stockholders of the Company were granted the right to receive one share of common stock of Harrah's, par value $0.10 per share ("Harrah's Common Stock"), in exchange for each issued and outstanding share of common stock of the Company, par value $0.01 per share ("Rio Common Stock"), and all options to purchase Rio Common Stock under the Rio Hotel & Casino, Inc. Non-Statutory Stock Option Plan, as amended (the "Plan"), were similarly converted into options to purchase Harrah's Common Stock.

          Because all of the stock options which were granted under the Plan, and for which the related shares of Rio Common Stock were registered on the registration statement on Form S-8, No. 33-38752 (the "Registration Statement"), have been exercised in full or have been converted into options to purchase Harrah's Common Stock in connection with the Merger, no additional shares of Rio Common Stock registered on the Registration Statement can be purchased or otherwise issued under the Plan. As a result, the Company hereby removes from registration any and all shares of the Rio Common Stock that were previously registered under the Registration Statement, and hereby files this Post-Effective Amendment No. 4 to the Registration Statement to effect such removal and to terminate the Registration Statement.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 4 to the Registration Statement on Form S-8 of Rio Hotel & Casino, Inc. to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on January 4, 1999.

                              RIO HOTEL & CASINO, INC.


                              By:  /s/ E. O. Robinson, Jr.
                                 ----------------------------------------
                                    Name:  E. O. Robinson, Jr.
                                    Title: Senior Vice President, Secretary and
                                           Director


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 4 to the Registration Statement on Form S-8 of Rio Hotel & Casino, Inc. has been signed as of January 4, 1999 by the following persons in the capacities indicated.

             Signature                       Title                   Date
             ---------                       -----                   ----

     /s/ Anthony A. Marnell II     Chairman of the Board of    January 4, 1999
   -----------------------------   Directors and Chief
       Anthony A. Marnell II       Executive Officer
                                   (Principal Executive
                                   Officer)


     /s/ James A. Barrett, Jr.
   -----------------------------   President and Director      January 4, 1999
        James A. Barrett, Jr.


       /s/ Philip G. Satre
   -----------------------------   Director                    January 4, 1999
          Philip G. Satre


        /s/ Colin V. Reed
   -----------------------------   Executive Vice President,   January 4, 1999
           Colin V. Reed           Treasurer and Director
                                   (Principal Accounting
                                   Officer)


       /s/ E. O. Robinson, Jr.     Senior Vice President,      January 4, 1999
   -----------------------------   Secretary and Director
         E. O. Robinson, Jr.